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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE INC. ANNOUNCES TRANSMONTAIGNE PARTNERS L.P.
PRICING OF INITIAL PUBLIC OFFERING

Tuesday, May 24, 2005	Immediate Release

Denver, Colorado—TransMontaigne Inc. (NYSE:TMG) announced today that TransMontaigne Partners L.P. has priced its initial public offering of 3.35 million common units at a price of $21.40 per unit.

The 3.35 million units represent a 45.0% interest in TransMontaigne Partners L.P., the master limited partnership. TransMontaigne Inc. owns a 48.9% interest in the partnership, including common units, subordinated units and its general partner interest, and an institutional investor owns a 6.1% interest in the partnership through the ownership of subordinated units. TransMontaigne Partners L.P. has granted the underwriters an option to purchase up to an additional 502,500 common units to cover any over-allotments. The net proceeds from any exercise of the underwriters' over-allotment option will be used to redeem from TransMontaigne Inc. a number of common units equal to the number of common units issued upon exercise of the over-allotment option.

Based upon the $21.40 per unit price, TransMontaigne Inc. will receive $101.9 million in cash, 622,500 common units, 2,872,266 subordinated units, and a 2% general partner interest for its contribution of nine refined petroleum product terminals and a products pipeline to the partnership, as detailed in the Registration Statement filed by the partnership with the Securities and Exchange Commission in connection with the public offering.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained from UBS Investment Bank, c/o Prospectus Department, 299 Park Avenue, New York, NY,10171; phone: 212-821-3384; fax: 212-821-3901.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, and (iii) supply chain management services. The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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  Exhibit 99.1